Exhibit 10.27

ABBOTT LABORATORIES
Non-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

On «Grant_Date» (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name», (the “Director”) an Option (the “Option”) to purchase a total of «NoShares12345» Shares, at the price of $«Option_Price» per Share (the “Exercise Price”), such price being not less than 100% of the Fair Market Value of the Shares on the Grant Date.

The Option is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement. In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Option granted to the Director are as follows:

1.	Definitions. To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)	Agreement: This Non-Employee Director Non-Qualified Stock Option Agreement.

(b)	Data: Certain personal information about the Director held by the Company and the Subsidiary for which the Director provides services (if applicable), including (but not limited to) the Director’s name, home address and telephone number, date of birth, social security number, driver’s license, state identification card and passport number or other identification number, salary, nationality, job title, any Shares held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Director’s favor, for the purpose of managing and administering the Program.

(c)	Director’s Representative: The Director’s legal guardian or other legal representative.

(d)	Option: The Non-Qualified Stock Option granted pursuant to this Agreement.

(e)	Program: The Abbott Laboratories 2026 Incentive Stock Program, as amended from time to time.

(f)	Termination: A termination from service with the Board of Directors of the Company and all Subsidiaries.

2.	Term of Option. The Director may exercise all or a portion of the vested Option at any time prior to the 10th anniversary of the Grant Date (the “Expiration Date”); provided that the Option may be exercised with respect to whole Shares only. In no event shall the Option be exercisable on or after the Expiration Date. To the extent the Option is not exercised prior to the Expiration Date, it shall be canceled and forfeited.

3.	Vesting. The Option is 100% vested on the Grant Date.

4.	Exercise of the Option. To the extent vested, the Option may be exercised in whole or in part as follows:

(a)	Who May Hold/Exercise the Option.

(i)	General Rule - Exercise by Director Only. During the lifetime of the Director, the Option may be exercised only by the Director or the Director’s Representative.

(ii)	Death Exception. If the Director dies, then the Option may be exercised only by the executor or administrator of the estate of the Director or the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution, and only on or before the day prior to the Expiration Date. Such person(s) shall furnish the appropriate tax clearances, proof of the right of such person(s) to exercise the Option, and other pertinent data as the Company may deem necessary.

(iii)	Transferability. Except as otherwise provided by the Committee or its delegate, the Option is not transferable other than: (A) by will or the laws of descent and distribution; or (B) by the Director as a gift to the Director’s spouse, child or grandchild (the Director’s “Immediate Family”) or to a family trust, a family partnership, a family limited liability company, or a similar arrangement for the benefit of members of the Director’s Immediate Family. It may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process. Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void.

(b)	Method of Exercise. Subject to the requirements of local law, the Option may be exercised only by:

(i)	delivery to the designated employee or agent of the Company of a written, electronic, or telephonic notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised, and payment of the full Exercise Price of the Shares being purchased in cash or with other Shares held by the Director having a then Fair Market Value equal to the Exercise Price;

(ii)	delivery of a properly-executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Exercise Price;

(iii)	a combination of (i) and (ii) above; or

(iv)	any other manner approved by the Committee from time to time.

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Each method of exercise requires payment of the full amount of any federal, state, local or other applicable taxes which the Company believes are required to be withheld and paid with respect to such exercise, as described below.

(c)	Payment of Taxes. The Company shall be entitled to withhold, or require the Director to remit, any federal, state, local, and other applicable taxes (in U.S. or non-U.S. jurisdictions), including income, social security and Medicare withholding taxes arising in connection with the receipt or exercise of the Option by, without limitation:

(i)	having the Company withhold Shares;

(ii)	tendering Shares received in connection with the Option back to the Company;

(iii)	delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld;

(iv)	selling Shares issued pursuant to the Option and having the Company withhold from the proceeds of the sale of such Shares;

(v)	having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Director; or

(vi)	requiring the Director to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Director’s behalf.

Notwithstanding the foregoing, if the Director is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by having the Company withhold a number of Shares otherwise issuable pursuant to the Option that is sufficient to satisfy such obligations consistent with the Company’s withholding practices.

If, to satisfy tax withholding obligations, the Company withholds Shares otherwise issuable to the Director, the Director shall be deemed to have been issued the full number of Shares underlying the Option.

5.	No Right to Continued Service. This Agreement and the Director’s participation in the Program is not and shall not be interpreted to:

(a)	form a contractual relationship with the Company or its Subsidiaries;

(b)	confer upon the Director any right to continue in the service of the Company or any of its Subsidiaries; or

(c)	interfere with the ability of the Company or its Subsidiaries to terminate the Director’s service at any time.

6.	No Contract as of Right. The grant of an Option under the Program does not create any contractual or other right to receive additional Options or other Program Benefits. Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Director. Future Option grants, if any, and their terms and conditions, will be at the sole discretion of the Committee.

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7.	Data Privacy.

(a)	Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Director’s personal Data is necessary for the Company’s administration of the Program and the Director’s participation in the Program. The Director’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program. As such (where required under applicable law), the Director:

(i)	voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)	authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Director’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Director’s behalf to a broker or other third party with whom the Director may elect to deposit any Shares acquired pursuant to the Program.

(b)	Data may be provided by the Director or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Director’s participation in the Program. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Director’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Director’s participation in the Program.

(c)	The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Director’s participation in the Program, and the Company and the Subsidiary that served by the Director (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program. These recipients may be located throughout the world.

(d)	The Director may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)	obtain confirmation as to the existence of the Data;

(ii)	verify the content, origin and accuracy of the Data;

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(iii)	request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)	oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Director’s participation in the Program.

The Director may seek to exercise these rights by contacting the Company’s corporate human resources department.

(e)	Upon request of the Company or the Subsidiary that the Director provides services for (if applicable), the Director agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required), as deemed necessary by the Company or the Subsidiary that that the Director provides services for (if applicable) for the purpose of administering the Director’s participation in the Program in compliance with the data privacy laws in the Director’s country, either now or in the future. If the Director fails to provide any such consent or agreement requested by the Company and/or the Subsidiary that the Director provides services for (if applicable) and the Committee or its delegate determines that the collection, processing and/or transfer of Data without such consent or agreement would violate the laws in the Director’s country, the Director understands and agrees that the Director will not be able to participate in the Program and the Option will be null and void.

8.	Private Placement. This Option grant is not intended to be a public offering of securities in the Director’s country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this Option grant is not subject to the supervision of the local securities authorities.

9.	Exchange Controls. As a condition to this Option grant, the Director agrees to comply with any applicable foreign exchange rules and regulations.

10.	Exchange Rate Fluctuations. Neither the Company nor any of its Subsidiaries shall be liable for any change in value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any Shares acquired upon exercise of the Option, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

11.	Compliance with Applicable Laws and Regulations.

(a)	The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

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(b)	Regardless of any action the Company or its Subsidiaries take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Director’s participation in the Program and legally applicable to the Director or deemed by the Company or its Subsidiaries to be an appropriate charge to the Director even if technically due by the Company or its Subsidiaries (“Tax-Related Items”), the Director acknowledges that the ultimate liability for all Tax-Related Items is and remains the Director’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiaries. The Director further acknowledges that the Company and/or its Subsidiaries: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Shares upon exercise of the Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Director’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Director has become subject to tax in more than one (1) jurisdiction between the date of grant and the date of any relevant taxable event, the Director acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one (1) jurisdiction.

12.	Code Section 409A. The Option is intended to be exempt from the requirements of Code Section 409A. The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Option is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Director’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Director (or any other individual claiming a benefit through the Director) for any tax, interest, or penalties the Director may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Director from the obligation to pay any taxes pursuant to Code Section 409A.

13.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option, the Director’s participation in the Program or the Director’s acquisition or sale of the underlying Shares. The Director is hereby advised to consult with the Director’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

14.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Director’s participation in the Program, on the Option and on any Shares acquired under the Program, to the extent the Company or its Subsidiaries determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Director agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Director’s country. In addition, the Director agrees to take any and all actions as may be required to comply with the Director’s personal obligations under local laws, rules and regulations in the Director’s country.

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15.	Determinations. Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Director, the Director’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

16.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.	Addendum. This Option grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Director’s country. Any such Addendum shall constitute part of this Agreement.

18.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

19.	Entire Agreement. This Agreement and the Program constitute the entire agreement between the Director and the Company regarding the Option and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Option. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

20.	Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Director, the Director’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

21.	Language. If the Director has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the U.S. State of Illinois without giving effect to any state’s conflict of laws principles.

23.	Venue. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts of the Northern District of Illinois, USA, and, if there is no jurisdiction in federal court, to the exclusive jurisdiction and venue of the state courts in Lake County, Illinois, USA.

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In witness whereof, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Robert B. Ford
Chairman and Chief Executive Officer

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ADDENDUM TO THE ABBOTT LABORATORIES
NON-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

In addition to the terms and conditions set forth in the Agreement, the Award is subject to the following terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Program. If the Director provides services in a country identified in the Addendum, the additional terms and conditions for such country shall apply. If the Director transfers residence and/or provides services or otherwise becomes subject to the local laws, rules, and/or regulations in a country identified in the Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law or to facilitate administration of the Program (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Director's transfer).

UNITED STATES

California Data Privacy Notice. In the course of administering the Program, the Company collects Director Data that identifies, relates to, describes or is capable of being associated with a particular Director and does not sell or share Director Data with third parties for monetary value or cross contextual behavioral advertising. The Company’s Privacy Notice to California residents can be found at: https://www.abbott.com/privacy-policy.html.

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